Exhibit 10(z)

CLEVELAND-CLIFFS INC

Amendment

to

Restricted Shares Agreements

for

John S. Brinzo

This Amendment is executed as of the date set forth below by Cleveland-Cliffs Inc (the “Company”);

WITNESSETH:

WHEREAS, Cleveland Cliffs Inc (the “Company”) established the 1992 Incentive Equity Plan (the “Plan”), under which the Company has granted shares of Common Stock to certain eligible employees by entering into Restricted Shares Agreements with such employees at various times; and

WHEREAS, in conjunction with the Plan, the Company has entered into various Restricted Shares Agreements with John S. Brinzo (the “Brinzo Restricted Shares Agreements”); and

WHEREAS, the Company reserved the right to waive the restrictions applicable Common Shares granted under any Restricted Shares Agreement pursuant to Section 2 of such Restricted Shares Agreements; and

WHEREAS, the Company desires to amend the Brinzo Restricted Shares Agreements, effective September 1, 2006, in order to waive certain restrictions on the Common Shares granted under such Brinzo Restricted Shares Agreements;

NOW, THEREFORE, pursuant to Section 2 of the Restricted Shares Agreements, Section 2 of Brinzo’s Restricted Shares Agreements are hereby amended, effective September 1, 2006, by the addition of a new sentence at the end of such Section to read as follows:

“In accordance with the previous sentence, effective September 1, 2006, all restrictions on the Grantee’s sale or transfer of stock granted under this Agreement, to the extent still applicable, shall lapse as of the day following the date of the Company’s May 2007 stockholder meeting, provided the Grantee remains the non-employee Chairman of the Board of Directors of the Company until such date and provided that the Grantee shall also retire from the Board of Directors as of such date.”

IN WITNESS WHEREOF, the Company by its appropriate officer, duly authorized, has executed this Amendment as of this 18th day of September, 2006.

CLEVELAND-CLIFFS INC

By:	/s/ Joseph A. Carrabba